EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Contact:
Karen Hildebrant
Spartan Chassis, Inc.
(517) 543-6400 ext. 3111

Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis to Support Production of Mine Protected Vehicles
Michigan Company Awarded Subcontract to Supply Key Chassis Components

CHARLOTTE, Michigan, July 25, 2007 - Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), today announced it has received a subcontract award, worth nearly $30 million, from Force Protection, Inc. to supply and integrate key chassis components in the production of advanced tactical vehicles under the Mine Resistant Ambush Protected, or MRAP, program.

The order placed with Spartan Chassis by Force Protection, a Charleston, S.C.-based manufacturer of ballistic and mine-protected military vehicles, calls for 269 Category I Cougar 4x4 vehicles, which will go to all branches of the U.S. military. Production of the vehicles is slated for completion by the end of January 2008.

"Spartan Chassis' proven specialty chassis expertise has afforded us another opportunity to work with Force Protection," said Richard Schalter, president of Spartan Chassis. "These vehicles are in great demand and we are excited about this and future opportunities to work with Force Protection in supporting the U.S. military."

Force Protection is a leader in producing the world's most advanced mine protected vehicles that have become the gold standard for troop safety against the threat of improvised explosive devices (IEDs), land mines, and roadside bombs.

About Spartan Chassis, Inc.:
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors, which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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